Exhibit 5.1
REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center		R. Simpson
P.O. Box 601		8 Karaïskaki St., Moschaton 183 45
Majuro, MH 96960, Marshall Islands		Athens, Greece
Telephone:	+692 625 3602	Telephone:	+30 210 941 7208
Fax:	+692 625 3603	Fax:	+30 210 941 4790
E-mail:	dreeder@ntamar.net	E-mail:	simpson@otenet.gr
		Mobile phone:	+30 6945 465 173
January 19, 2011
Navios Maritime Acquisition Corporation
Attention: Angeliki Frangou
85 Akti Miaouli Street
Piraeus, Greece 185 38
Re:   Navios Maritime Acquisition Corporation — Resale Registration
Ladies and gentlemen:
          We have acted as special counsel for Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Company”), in connection with the Registration Statement on Form F-3 (File No. 333-170896) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2010 under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of up to:
•	1,894,918 shares of the Company’s common stock that were issued as part of the aggregate purchase price of $587.0 million that the Company paid as consideration for its acquisition of a fleet of seven VLCC tankers pursuant to a Securities Purchase Agreement, dated as of July 18, 2010, by and between the Company and the selling stockholder identified in the Registration Statement.
          As special counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you and are of the opinion that the 1,894,918 shares of common stock, as such shares are described in the immediately preceding paragraph, were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

          We are members of the Bar of the Marshall Islands, and the opinions expressed herein are limited to questions arising under Marshall Islands law, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.
          We consent (a) to the filing of this opinion as an exhibit to be incorporated by reference to the Registration Statement and (b) to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Yours truly, REEDER & SIMPSON
By	/s/ Raymond E. Simpson